                                                                    EXHIBIT 99.1
NEWS RELEASE

For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(504) 872-2100                                                    (504) 872-2100
--------------------------------------------------------------------------------
FOR IMMEDIATE RELEASE
WEDNESDAY, APRIL 25, 2001


                         GULF ISLAND FABRICATION, INC.
                         REPORTS FIRST QUARTER EARNINGS

     Houma, LA - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) today reported net income of $918 thousand ($.08 diluted EPS) on revenue of $27.6 million for its first quarter ended March 31, 2001, compared to net income of $1.1 million ($.09 diluted EPS) on revenue of $31.7 million for the first quarter ended March 31, 2000.

     At March 31, 2001, the company had a revenue backlog of $40.7 million and a labor backlog of approximately 735 thousand man-hours remaining to work.

                      SELECTED BALANCE SHEET INFORMATION
                                (in thousands)

                                             March 31,       December 31,
                                               2001              2000
                                             ---------       ------------

Cash and short-term investments               $20,384           $26,103
Total current assets                           49,795            47,546
Property, plant and equipment, at cost, net    43,087            42,662
Total assets                                   98,625            96,062
Total current liabilities                      11,554            10,371
Debt                                                0                 0
Shareholders' equity                           82,547            81,266
Total liabilities and shareholders' equity     98,625            96,062


     Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales.
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                                                                    EXHIBIT 99.1


                         GULF ISLAND FABRICATION, INC.
                 CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
                     (in thousands, except per share data)


                                                                        Three Months Ended
                                                                            March 31,
                                                                  ------------------------------
                                                                     2001                 2000
                                                                   --------             --------
Revenue                                                           $27,558                $31,741
Cost of revenue                                                    25,275                 29,193
                                                                  -------                -------
Gross profit                                                        2,283                  2,548
General and administrative expenses                                 1,141                  1,124
                                                                  -------                -------
Operating income                                                    1,142                  1,424
Other income (expense):
  Interest expense                                                     (9)                   (18)
  Interest income                                                     314                    319
  Other - net                                                          (7)                   (57)
                                                                  -------                -------
                                                                      298                    244
                                                                  -------                -------
Income before income taxes                                          1,440                  1,668
Income taxes                                                          522                    561
                                                                  -------                -------
Net income                                                        $   918                $ 1,107
                                                                  =======                =======
Per share data:
  Basic earnings per share                                          $0.08                  $0.10
                                                                  =======                =======
  Diluted earnings per share(1)                                     $0.08                  $0.09
                                                                  =======                =======
Weighted-average shares                                            11,696                 11,638
                                                                  =======                =======
Adjusted weighted-average shares(1)                                11,845                 11,705
                                                                  =======                =======
Depreciation and amortization included in expense above           $ 1,185                $ 1,224
                                                                  =======                =======

(1) The calculation of diluted earnings per share assumes that all stock options are exercised and that the assumed proceeds are used to purchase shares at the average market price for the period.